Exhibit 10.30

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is made this 29th day of October, 2004, by and between SOUTHWEST COMMUNITY BANCORP ("Bancorp"), a California Corporation, whose principal place of business is 5810 El Camino Real, Carlsbad, California, 92008, and ALAN J. LANE ("Executive"), whose residence address is 41090 Avenida Verde, Temecula, CA 92591 with reference to the following facts:

     I. Bancorp is a corporation, duly organized, validly existing, and in good standing under the laws of the State of California, with power to own property and carry on its business;

     II. Executive has been employed by a subsidiary of Bancorp, and Bancorp desires to avail itself of the skill, knowledge, and experience of Executive in order to continue to ensure the successful management of its businesses;

     III. The parties desire to specify the terms of Executive's employment with Bancorp and its subsidiaries;

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, terms, and conditions set forth herein, and intending to be legally bound, it is agreed that Bancorp shall employ Executive on the following terms and conditions:

A.   Term of Employment
     ------------------

     1. Term. Bancorp hereby employs Executive, and Executive hereby accepts employment with Bancorp, for the period (the "Term") commencing November 1, 2004 (the "Effective Date") and terminating on such date and upon such terms as provided for in Paragraph F of this Agreement. This Agreement supersedes any and all prior contracts or agreements, written or oral, between Executive and Bancorp and/or any subsidiary of Bancorp including, but not limited to an existing Contract between Executive and its Financial Data Solutions, Inc. ("FDSI") subsidiary dated March 19, 2004.

B.   Duties of Executive
     -------------------

     1. Duties. Executive shall perform the duties of President and Chief Operating Officer of Bancorp, subject to the powers by law vested in the Board of Directors of Bancorp and in Bancorp's shareholder(s) and at the direction of the Chief Executive Officer of Bancorp. Executive shall also serve as Vice Chair and Chief Executive Officer of Bancorp's FDSI subsidiary and Executive's duties may also include other responsibilities and duties for subsidiaries of Bancorp as determined by the Chief Executive Officer and the Board of Directors of Bancorp. Bancorp agrees to use its best efforts to cause Executive to be elected as a Director of Bancorp and its Southwest Community Bank and FDSI subsidiaries during the term of this Agreement. During the Term, Executive shall perform exclusively the services herein contemplated by Executive faithfully, diligently, and to the best standards of the banking industry and in compliance with all applicable laws, and the Articles of Incorporation, Bylaws, and internal written policies of Bancorp and its subsidiaries.



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     2. Conflicts of Interest. Except as permitted by the prior written consent of the Board of Directors of Bancorp, Executive shall devote Executive's entire production time, ability and attention to the business of Bancorp during the Term, and Executive shall not directly or indirectly render any services of a business, commercial, or professional nature, to any other person, firm, or corporation, whether for compensation or otherwise, which are in conflict with Bancorp's interest. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture provided, however, that the amount of such investment does not exceed one percent (1%) of the issued and outstanding shares or one percent (1%) of the equity interest in such business or venture. It is expressly provided, however, that Executive may continue to provide services as a Director to Natural Alternatives International, Inc. of San Marcos, California, and such activity shall not be deemed to violate this Paragraph.

C.   Compensation
     ------------

     1. Salary. For Executive's services hereunder, Bancorp shall pay or cause to be paid as annual base salary to Executive the sum of Two Hundred Forty Thousand Dollars ($240,000) for each year (i.e., 12-month period) of the Term. Said salary shall be payable in equal monthly installments in conformity with Bancorp's normal payroll period. Annual adjustments after the first year of the Term may be made in the sole discretion of the Board of Directors. Executive's salary may be apportioned among Bancorp and one or more of its subsidiaries in the discretion of Bancorp.

     2. Bonus. Executive shall participate in a bonus plan based upon performance goals and standards established at the sole discretion of the Board of Bancorp for certain senior executives of Bancorp or its subsidiaries.

     3. Salary Continuation. Bancorp shall provide a Salary Continuation Agreement for Executive, providing for annual benefits of $100,000 per year for fifteen (15) years, upon retirement at age 55, the specific terms and conditions of which shall be in accordance with the Bancorp's customary agreements of this nature. Such agreement shall provide, among other things, that upon a change in control of the Bancorp or its principal subsidiary, Southwest Community Bank, Executive shall become 100% vested in his benefits under such agreement, to the same extent as if Executive had remained with Bancorp or its principal subsidiary, Southwest Community Bank, until age 55.


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D.   Executive Benefits
     ------------------

     1. Vacation. Executive shall be entitled to five (5) weeks of vacation during each year of the Term; provided, however, that for each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the "Mandatory Vacation"), which shall be taken consecutively. In no event shall more than two hundred (200) hours of vacation benefits accrue at any time.

     2. Automobile. During the Term hereunder, Bancorp shall provide Executive, for Executive's sole use, a suitable full-sized automobile, the specific make and model of such automobile to be determined by Executive, which automobile shall be initially new and at no time be older than three (3) years. Bancorp shall pay all operating expenses of any nature whatsoever with regard to such automobile, provided Executive furnishes to Bancorp adequate records and other documentary evidence required by Federal and State statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of Bancorp and not as deductible compensation to Executive. Bancorp shall also procure and maintain in force an automobile insurance policy on such automobile, containing all reasonable and necessary coverage.

     3. Group Medical and Life Insurance Benefits. Bancorp shall provide for Executive and his dependents, at Bancorp's expense, participation in Bancorp's Group Life/Medical Insurance Programs. Said coverage shall be in existence or shall take effect as of the Effective Date hereof and shall continue throughout the Term. Bancorp's liability to Executive for any breach of this Paragraph shall be limited to the amount of premiums required hereunder to be payable by Bancorp to obtain or maintain, as applicable, the coverage contemplated herein.

     4. Stock Options. Subject to any required regulatory approvals and compliance with applicable laws, rules, and regulations, Bancorp shall use its diligent best efforts to arrange for Bancorp to grant Executive the right to participate in Bancorp's and FDSI's Stock Option Plans and to grant an option to purchase up to a total of Twenty Five Thousand (25,000) shares of Bancorp's authorized but unissued Common Stock, at an exercise price equal to market value on the date of grant, and including stock options previously granted to Executive by Bancorp together with previously granted options for up to Ten Thousand (10,000) shares of FDSI's authorized but unissued Common Stock.

Bancorp and Executive further agree that, to the maximum extent permitted by law, the options will qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended. Such stock options will be granted to Executive pursuant to Bancorp's Current Stock Option Plans.

     5. 401(k) Plan. Executive shall be entitled to participate in Bancorp's 401(k) Plan, subject to the eligibility and vesting requirements set forth in said Plan.


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     6. Long-Term Disability Insurance. Bancorp shall make available to
Executive any long term disability insurance policy which it may provide for other employees of Bancorp on the same basis as made available to other employees.

E.   Reimbursement for Business Expenses
     -----------------------------------

Executive shall be entitled to reimbursement by Bancorp for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for Bancorp during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

     1. Each such expenditure is of a nature qualifying it as a proper deduction on the Federal and State income tax returns of Bancorp as a business expense and not as deductible compensation to Executive; and

     2. Executive furnishes to Bancorp adequate records and other documentary evidence required by Federal and State statues and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expense of Bancorp and not as deductible compensation to Executive.

F.   Termination
     -----------

     1. Termination for Cause. Bancorp may terminate this Agreement at any time by action of the Board of Directors if Executive fails to perform or habitually neglects the duties he is required to perform hereunder, if Executive engages in illegal activity which materially adversely affects Bancorp's reputation in the community or which evidences the lack of Executive's fitness or ability to perform Executive's duties as reasonably determined by the Board of Directors in good faith, or if Executive commits any act which would cause termination of coverage under Bancorp's Blanket Bond as to Executive (as distinguished from termination of coverage as to Bancorp as a whole). In the event Bancorp terminates this Agreement for cause as provided herein, Executive shall not be eligible for any severance benefits otherwise contemplated by this Agreement. Such termination shall not prejudice any remedy which Bancorp may have at law, in equity, or under this Agreement.

     2. Death or Disability. In the event of Executive's death, or if Executive is found to be physically or mentally disabled (as hereinafter defined) by the Board of Directors in good faith, this Agreement shall terminate without any further liability or obligation by Bancorp to Executive.

For purposes of this Agreement only, physical or mental disability shall be defined as Executive being unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of one hundred twenty (120) days in any calendar year. If there should be a dispute between Bancorp and Executive as to Executive's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the San Diego County Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.


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     3. Action by Supervisory Authority. If Bancorp and/or any of its
subsidiaries is closed by or taken over by the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, or other regulatory or legal authority with jurisdiction over either entity, such regulatory or legal authority may immediately terminate this Agreement without further liability or obligation to Executive.

     4. Merger or Other Corporation Reorganization. In the event of (i) a merger where Bancorp or its Bank subsidiary is not the surviving corporation, (ii) a transfer of all or substantially all of the assets of Bancorp or its Bank subsidiary, or (iii) any acquisition, consolidation, or other corporate reorganization where there is a change in ownership of at least fifty-one percent (51%), of either corporation, except that may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, and, in the event that this Agreement and Executive's employment are terminated for any reason by either Executive or by the surviving entity during the two (2)-year period immediately following the effective date of consummation of such merger or other corporate reorganization, in the event of a merger, or in the event of an acquisition of stock in Bancorp, then Executive shall be entitled to the same severance benefits as contemplated by Paragraph F.5 below for a twenty-four (24) month period immediately following such termination of this Agreement. Notwithstanding the foregoing, no such severance benefits shall be payable to Executive in the event that this Agreement is terminated during the above-described two (2)-year period for any of the reasons delineated in paragraph F.1 above.

     5. Termination without Cause. Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that employment hereunder is "At Will" and either Bancorp or Executive may at any time elect to terminate this Agreement and Executive's employment by Bancorp for any reason. Such termination shall be effective thirty (30) days following proper delivery of notice of termination to the non-terminating party in accordance with the notice provisions set forth herein. In the event this Agreement is terminated by Executive, all benefits provided by Bancorp hereunder to Executive shall cease upon the effective date of such termination of this Agreement, and Executive shall not be entitled to any severance benefits whatsoever. In the event this Agreement is terminated by Bancorp (other than in accordance with Paragraph F.1 hereof), Executive shall be entitled to each of the following severance benefits commencing upon the effective date of termination of this Agreement: (i) Executive shall continue to be paid Executive's salary for a period of six (6) months immediately following the effective date of Executive's termination, which payments shall be payable to Executive in accordance with the normal method of payment as specified in this Agreement; (ii) Executive shall be paid his pro-rata share of the bonus pool by February 15 of the following calendar year; and (iii) Executive shall be entitled to retain all medical and life insurance benefits which were granted to him during his employment with Bancorp for a period of six (6) months immediately following the effective date of Executive's termination.


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     6. Effect of Termination. In the event of the termination of this Agreement for any reason (except as provided herein), Executive shall be entitled to the salary and bonus, if any, earned by Executive prior to the date of termination, as provided for in this Agreement (except that Executive shall not be entitled to any bonus in the event his employment is terminated for cause as provided in Paragraph F.1 above), computed pro-rata up to and including that date; but Executive shall be entitled to no further compensation for services rendered after the date of termination, except as provided in Paragraph F.4 above regarding merger or other corporate reorganization, or Paragraph F.5 above regarding termination without cause by Bancorp. Executive further agrees that, in the event of any such termination, he will resign from the Board of Directors of Bancorp and any of its subsidiaries on the effective date of the termination of this Agreement.

G.   General Provisions
     ------------------

     1. Trade Secrets. During the Term, Executive will have access to and become acquainted with what Executive and Bancorp acknowledge are trade secrets; to wit, knowledge or data concerning Bancorp, including its operations and methods of doing business, and the identity of customers of Bancorp, including knowledge of their financial condition and their financial needs. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term of for a period of two (2) years after the termination of this Agreement, except as required in the course of Executive's employment with Bancorp.

     2. Covenant Not to Compete. Executive hereby covenants and agrees that, for a period of six (6) months following termination of this Agreement by Bancorp without cause, or for a period of eighteen (18) months following termination of this Agreement by Bancorp for cause, or for a period of twelve (12) months following voluntary termination of this Agreement by Executive, Executive shall not contact or solicit any customer of Bancorp or its subsidiaries for the same or similar services, either as an owner, officer, partner, agent, employee, or in any other capacity. Executive further acknowledges that such activity would involve the use of trade secrets and confidential information of Bancorp or any of its subsidiaries and would constitute an unfair trade and business practice.

     3. Indemnification. To the extent permitted by law, applicable statutes, and the Bylaws or Resolutions of Bancorp in effect from time to time, Bancorp shall indemnify Executive against liability or loss arising out of Executive's actual or asserted misfeasance or non-feasance in the performance of Executive's duties or out of any actual or asserted wrongful act against, or by, Bancorp or any of its subsidiaries, including but not limited to judgments, fines, settlements, and expenses incurred in the defense of actions, proceedings, and appeals therefrom. However, Bancorp shall have no duty to indemnify Executive with respect to any claim, issue, or matter as to which Executive has been adjudged to be liable to Bancorp or any of its subsidiaries in the performance of his duties as determined by the Court in which such action was brought and such Court shall determine the amount of indemnification for expenses, if any, to which Executive is entitled. Bancorp shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure Bancorp and Executive from and against the aforesaid liabilities. The provisions of this Paragraph G.3 shall apply to the estate, executor, administrator, heirs, legatees, or devisees of Executive.


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     4. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, or other materials used and/or developed by Executive during the Term are solely the property of Bancorp, and that Executive has no right, title, or interest therein. Upon termination of this Agreement, Executive or Executive's representative shall promptly deliver possession of all of said property to Bancorp in good condition.

     5. Notices. All notices, demands, or other communications hereunder shall be in writing and shall be delivered in person (professional courier acceptable), or by United States mail, certified or registered, postage prepaid, with return receipt requested, or by facsimile transmission, or otherwise actually delivered, to the addresses for the parties appearing at the inception of this Agreement. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Paragraph G.5. Any notice, demand, or other communication given pursuant to this Agreement shall be deemed to have been given on the date actually delivered, if delivered in person, three (3) days following the date mailed, if delivered by United States mail, or upon written confirmation of transmission, if delivered by facsimile.

     6. Review by Counsel. Executive represents and warrants to Bancorp that he has had this Agreement reviewed by independent counsel of his choice, or, if he has not, that he has had the opportunity to do so, and thereby waives any claim, objection, or defense on the grounds that this Agreement has not been reviewed by legal counsel of his choice.

     7. California Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California.

     8. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     9. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a Court of competent jurisdiction, the validity and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.


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     10. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and al other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bancorp. Each party to this Agreement acknowledges that no representations, inducement, promises, or agreements, either oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only an agreement in writing, signed by both Bancorp and Executive.

     11. Receipt of Agreement. Each of the parties hereto acknowledges that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes and is a duplicate original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



                                   SOUTHWEST COMMUNITY BANCORP


                               By: /s/ Frank J. Mercardante
                                   ---------------------------------------------
                                   Frank J. Mercardante, Chief Executive Officer


                               By: /s/ Paul M. Weil
                                   ---------------------------------------------
                                   Paul M. Weil, Corporate Secretary



                                   EXECUTIVE


                                   /s/ Alan J. Lane
                                   ---------------------------------------------
                                   Alan J. Lane



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